UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

12/1/2005

Date of Report (Date of earliest event reported)

SAFECO CORPORATION

(Exact name of registrant as specified in Charter)

WASHINGTON	1-6563	91-0742146
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Safeco Plaza, Seattle, Washington		98185
(Address of principal executive officers)		(Zip Code)

(206) 545-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 1.02	Termination of a Material Definitive Agreement

On December 6, 2005, in connection with Mr. McGavick’s resignation as an officer and director of Safeco Corporation, described below, Safeco entered into an Executive Transition Services Agreement with Mr. McGavick, which terminates and supersedes the Amended and Restated Employment Agreement dated as of January 5, 2005 between Safeco and Mr. McGavick. The Transition Services Agreement provides that Mr. McGavick will resign as Safeco’s Chief Executive Officer, President and member of the Board of Directors effective December 31, 2005, and that he will remain an employee of Safeco through February 28, 2006. The agreement reduces Mr. McGavick’s annual base salary from $1,150,000 to $750,000 effective December 1, 2005, and effective January 1, 2006, his annual base salary will be further reduced to $100,000. Mr. McGavick will be eligible to receive a 2005 bonus based on (i) a smooth and orderly transition of the responsibilities of the chief executive officer; (ii) his commitment to remain employed and to provide transitional support to Safeco through February 28, 2006; and (iii) Safeco’s financial and operating performance for 2005. As described in the agreement, because Mr. McGavick agreed to (i) remain as Safeco’s President and CEO until a successor is in place, (ii) provide transition services through February 28, 2006 and (iii) not compete with Safeco or solicit its employees for a period of three years following termination of his employment, Safeco will accelerate vesting of unvested options to purchase 210,298 shares of Safeco common stock. Assuming a share price of $57.10, this acceleration has a value of approximately $4.5 million to Mr. McGavick. All other equity awards that are not vested as of February 28, 2006 will terminate. As a result, Mr. McGavick will forfeit approximately $8.2 million in unvested equity awards based on a $57.10 share price.

On December 7, 2005, Safeco’s Board of Directors granted Michael LaRocco, President of Product, Underwriting and Claims, 37,222 restricted stock rights, having a value of $2.1 million based on a $57.10 share price. Intended to encourage Mr. LaRocco’s continued leadership within Safeco and his contribution to the company’s ongoing success, this award was made pursuant to Safeco’s standard form of restricted stock right award agreement, under its Long-Term Incentive Plan, except that it will vest in two equal annual installments, on December 7, 2006 and December 7, 2007. If Mr. LaRocco’s employment is terminated without cause before December 7, 2007, the vesting will be accelerated.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 1, 2005, Safeco’s Board of Directors:

•	Accepted the resignation of Mike McGavick as a director and Chairman of the Board and as President and Chief Executive Officer, effective December 31, 2005; Safeco has no disagreement with Mr. McGavick.

•	Appointed Paula Rosput Reynolds as Chief Executive Officer, President and a director of Safeco effective January 1, 2006, and as a member of the Finance Committee of the Board of Directors, also effective January 1, 2006.

•	Appointed Joseph W. Brown as the non-executive Chairman of the Board of Safeco effective January 1, 2006, in consideration of which Safeco increased his annual retainer to $100,000 and will grant him a one-time award of 7,500 restricted stock rights at the board meeting held in connection with the 2006 Annual Shareholders Meeting, which will settle when he retires from the Board of Directors.

Ms. Reynolds’ employment with the company is at-will, and Safeco has no employment agreement with her. Under her offer of employment, Ms. Reynolds will have an annual base salary of $925,000, and if she must forfeit a bonus from her previous employer, she will receive a cash payment from Safeco of $1.125 million. She will be eligible to receive an annual bonus of 120% of her annual base salary at target-level performance, and her maximum annual bonus will not exceed 240% of her annual base salary. Her bonus paid for 2006 performance will be guaranteed at target. On the first day of her employment, Ms. Reynolds will be granted up to 69,400 restricted stock rights under Safeco’s Long-Term Incentive Plan, to vest ratably over four years and subject to reduction depending on receipt of awards from her previous employer. She will be eligible to be considered annually for performance-measure restricted stock rights under Safeco’s Long-Term Incentive Plan with an economic value between 0% and 400% of her salary, with a target award of 300%, to be based on individual and company performance. She will receive a target-level grant in March 2006, to vest ratably over four years. Ms. Reynolds will also receive a stock option to purchase 250,000 shares of Safeco common stock, also under Safeco’s Long-Term Incentive Plan, to vest 50% after three years, 25% after four years, and 25% after five years. If Safeco terminates Ms. Reynolds’ employment without cause before the first anniversary of her employment, it will pay her 18 months’ base salary and a pro-rated bonus.

Ms. Reynolds, 49, currently is chairman, president and CEO of AGL Resources, an Atlanta-based energy holding company that includes six natural gas utility companies, wholesale services and energy investments. Appointed as AGL Resources’ CEO in August 2000 and as its chairman in February 2002, she previously served as president of one of AGL Resources’ principal subsidiaries, Atlanta Gas Light Company, from 1998-2000. Reynolds earlier served as president and CEO of Houston-based Duke Energy North America, which operated power generating facilities across the United States, and as senior vice president of Pacific Gas Transmission Company, the largest importer of Canadian natural gas to the United States. Ms. Reynolds currently serves on the boards of Coca-Cola Enterprises and Delta Air Lines as well as AGL Resources. She will resign from the AGL Resources board effective December 31, 2005.

Item 9.01	Financial Statements and Exhibits

Exhibit 10.1	Executive Transition Services Agreement between Safeco Corporation and Michael S. McGavick dated as of December 6, 2005.

Exhibit 99.1	Press release “Paula Rosput Reynolds Named New Safeco President and CEO; Jay Brown Elected Non-Executive Chairman of the Board” dated December 7, 2005.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SAFECO CORPORATION
Registrant

Dated: December 7, 2005	/s/ Charles F. Horne, Jr.
Charles F. Horne, Jr. Senior Vice President and Controller